Exhibit 99.1

Karyopharm Reports Second Quarter 2025 Financial Results and Highlights Recent Company Progress

– New Patient Screening for Phase 3 SENTRY Trial in Myelofibrosis Expected to Close This Week; Top-Line Results Anticipated in March 2026 –

– Total Revenue was $37.9 Million; U.S. XPOVIO® (selinexor) Net Product Revenue was $29.7 Million, up 6% compared to Second Quarter of 2024 –

– Reaffirms Full-Year 2025 Total Revenue Guidance of $140 Million to $155 Million; Updates U.S. XPOVIO Net Product Revenue Guidance to $110 Million to $120 Million –

– The Company is Exploring Financing Transactions and Strategic Alternatives to Extend its Cash Runway and Maximize Value –

– Conference Call Scheduled for Today at 8:00 a.m. ET –

NEWTON, Mass. – August 11, 2025 – Karyopharm Therapeutics Inc. (Nasdaq: KPTI), a commercial-stage pharmaceutical company pioneering novel cancer therapies, today reported financial results for the second quarter ended June 30, 2025 and highlighted progress on key clinical development programs.

“As we continue to seek potential financing and strategic alternatives to extend our cash runway and enhance liquidity, I am excited to announce that we are in our final weeks of enrolling our Phase 3 SENTRY trial and are on track to report top-line data from this pivotal trial in March 2026,” said Richard Paulson, President and Chief Executive Officer of Karyopharm. “Over the past seven years, we have led the development of a growing body of evidence supporting the role of XPO1 inhibition in myelofibrosis and are optimistic about selinexor’s potential in this disease. Completing enrollment is a very important step in our journey to potentially redefine the standard-of-care in myelofibrosis and provide a transformational opportunity for patients and our organization, pending positive data.”

Second Quarter 2025 Highlights

XPOVIO Commercial Performance

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U.S. net product revenue was $29.7 million in the second quarter of 2025 compared to $28.0 million in the second quarter of 2024.
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Demand for XPOVIO was consistent in the second quarter of 2025 compared to the second quarter of 2024, with the community setting continuing to drive approximately 60% of overall net product revenue.
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Expanded global patient access for selinexor is translating into growth in royalty revenue from Menarini, Antengene and other international partners. Royalty revenue increased 28% to $1.6 million in the second quarter of 2025 compared to the second quarter of 2024.

Research and Development (R&D) Highlights

Myelofibrosis

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The Phase 3 SENTRY trial (XPORT-MF-034; NCT04562389) is nearing full enrollment and the Company expects new patient screening will be closed this week. SENTRY is targeting 350 patients for enrollment and is evaluating 60 mg once-weekly selinexor in combination with ruxolitinib compared to ruxolitinib plus placebo. The preliminary baseline characteristics for patients enrolled in SENTRY are representative of the intended patient population. In addition, preliminary blinded aggregate safety data from the first 61 patients with a median follow-up of greater than 12 months may suggest improvements in both hematologic and non-hematologic treatment emergent adverse events as compared to the Phase 1 data evaluating selinexor 60 mg weekly in combination with standard of care ruxolitinib in JAKi-naïve myelofibrosis patients, as well as historical ruxolitinib monotherapy data. The Company cautions that the preliminary baseline characteristics and preliminary blinded aggregate safety data may not be reflective of the actual top-line data.
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Presented data from the XPORT-MF-035 (NCT04562870) Phase 2, randomized, open-label trial of selinexor versus physician’s-choice in hard-to-treat patients with heavily pretreated myelofibrosis (N=24) at the European Hematology Association (EHA) 2025 Congress. The data suggest the potential for single-agent clinical activity with selinexor, including spleen volume reduction, symptom improvement, hemoglobin stabilization, and evidence of disease modification. A copy of the poster that was presented at EHA, titled “A Study to Evaluate Single-Agent Selinexor Versus Physician’s Choice in Participants With Previously Treated Myelofibrosis” is available under "Publications and Presentations" in the Investor section of the Company's website.
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The Company continues to enroll JAKi-naïve myelofibrosis patients with moderate thrombocytopenia (defined as having platelet counts between 50,000 and 100,000) in the selinexor 60 mg cohort of the Phase 2 SENTRY-2 trial (XPORT-MF-044; NCT05980806). The Company plans to amend the protocol for SENTRY-2 to also include patients with platelet counts above 100,000, which will expand the number of patients that are eligible to participate in the trial. Approximately 10% to 15% of patients with myelofibrosis have platelet counts between 50,000 and 100,0001. The Company expects to report top-line data from all patients in the 60 mg cohort with at least 24 weeks of follow-up in 2026.

1 Tremblay et al. Thrombocytopenia in Patients With Myelofibrosis: A Practical Management Guide, Clinical Lymphoma Myeloma and Leukemia Vol 22 Dec 2022

Endometrial Cancer

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Enrollment continues in the Phase 3 XPORT-EC-042 (NCT05611931) trial evaluating selinexor as a maintenance-only therapy following systemic therapy versus placebo in patients with TP53 wild-type advanced or recurrent endometrial cancer.

Multiple Myeloma

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Enrollment of approximately 120 patients in the Phase 3 XPORT-MM-031 trial (EMN29; NCT05028348) was completed in the fourth quarter of 2024. The trial is being conducted in collaboration with the European Myeloma Network and is evaluating the all-oral combination of selinexor 40 mg, pomalidomide and dexamethasone (SPd40) in patients with previously treated multiple myeloma who received an anti-CD38 in their immediate prior line of therapy.

Anticipated Catalysts and Operational Objectives

Myelofibrosis

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The Company expects new patient screening will be closed for the Phase 3 SENTRY trial this week with top-line data expected in March 2026.

Multiple Myeloma

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Maintain the Company's commercial foundation in the increasingly competitive multiple myeloma marketplace and drive increased XPOVIO revenues.
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Continue to support global launches by our partners following regulatory and reimbursement approvals for selinexor in ex-U.S. territories.
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Continue to follow patients that are enrolled in the Phase 3 XPORT-MM-031 (EMN29) trial. The Company expects to report top-line data from this event-driven trial in the first half of 2026.

Endometrial Cancer

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Continue to enroll patients into the Phase 3 XPORT-EC-042 trial of selinexor as a maintenance monotherapy for patients with TP53 wild-type advanced or recurrent endometrial cancer. The Company expects to report top-line data from this event-driven trial in mid-2026.

2025 Financial Outlook

Based on its current operating plans, Karyopharm expects the following for full year 2025:

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Total revenue to be in the range of $140 million to $155 million. Total revenue consists of U.S. XPOVIO net product revenue and license, royalty and milestone revenue earned from partners.
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U.S. XPOVIO net product revenue to be in the range of $110 million to $120 million.
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R&D and selling, general and administrative (SG&A) expenses to be in the range of $240 million to $250 million.

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The Company expects its existing liquidity, including the revenue it expects to generate from XPOVIO net product sales and its license agreements, will be sufficient to fund its planned operations to the maturity of its senior convertible notes due October 2025 (Remaining 2025 Notes). Excluding the $24.5 million Remaining 2025 Notes maturity and its $25.0 million minimum liquidity covenant, the Company expects it would have sufficient liquidity to fund planned operations into January 2026. The Company, with the assistance of its advisors, including its financial advisor Centerview Partners, is exploring potential financing and strategic alternatives to enhance liquidity and maximize value.

Second Quarter 2025 Financial Results

Total revenue: Total revenue for the second quarter of 2025 was $37.9 million, compared to $42.8 million for the second quarter of 2024.

Net product revenue: Net product revenue for the second quarter of 2025 was $29.7 million, compared to $28.0 million for the second quarter of 2024.

License and other revenue: License and other revenue for the second quarter of 2025 was $8.2 million, compared to $14.8 million for the second quarter of 2024. The decrease was primarily attributable to $6.0 million of non-recurring license-related revenue recognized during the second quarter of 2024.

Cost of sales: Cost of sales for the second quarter of 2025 was $1.1 million, compared to $1.5 million for the second quarter of 2024. Cost of sales reflects the costs of XPOVIO units sold and the costs of products sold to our partners.

R&D expenses: R&D expenses for the second quarter of 2025 were $32.8 million, compared to $38.4 million for the second quarter of 2024. The decrease was due to a reduction in personnel costs and stock-based compensation costs primarily due to a reduction in headcount and contractors, coupled with lower clinical trial and related costs due to the reduced scope of our Phase 3 multiple myeloma trial.

SG&A expenses: SG&A expenses for the second quarter of 2025 were $28.5 million, compared to $31.1 million for the second quarter of 2024. The decrease was primarily due to the realization of previously implemented cost reduction initiatives.

Interest income: Interest income for the second quarter of 2025 was $0.6 million, compared to $1.9 million for the second quarter of 2024. The decrease was due to a lower cash and investments balance quarter-over-quarter.

Interest expense: Interest expense for the second quarter of 2025 was $11.2 million, compared to $8.9 million for the second quarter of 2024. The increase was related to a full quarter of interest on the term loan and convertible debt that were issued in the second quarter of 2024.

Gain on Extinguishment of Debt and Other (expense) income: Other expense for the second quarter of 2025 was $2.2 million compared to $14.3 million of other income for the second quarter of 2024. The change is attributable to recurring non-cash fair value remeasurements related to the refinancing transactions that were completed in the second quarter of 2024. The refinancing transactions also resulted in a $44.7 million gain on extinguishment of debt during the second quarter of 2024.

Net (loss) income: Karyopharm reported a net loss of $37.3 million, or $4.32 net loss per basic and diluted share, for the second quarter of 2025, compared to net income of $23.8 million, or $2.26 net income per basic share and $2.97 net loss per diluted share, for the second quarter of 2024. Net (loss) income included non-cash stock-based compensation expense of $3.8 million and $5.4 million for the second quarters of 2025 and 2024, respectively.

Cash position: Cash, cash equivalents, restricted cash and investments as of June 30, 2025 totaled $52.0 million, compared to $109.1 million as of December 31, 2024.

Conference Call Information

Karyopharm will host a conference call today, August 11, 2025, at 8:00 a.m. Eastern Time, to discuss the second quarter 2025 financial results, the financial outlook for 2025 and to provide other business updates. To access the conference call, please dial (800) 836-8184 (local) or (646) 357-8785 (international) at least 10 minutes prior to the start time and ask to be joined into the Karyopharm Therapeutics call. A live audio webcast of the call, along with accompanying slides, will be available under "Events & Presentations" in the Investor section of the Company's website. An archived webcast will be available on the Company's website approximately two hours after the event.

About XPOVIO® (selinexor)

XPOVIO is a first-in-class, oral exportin 1 (XPO1) inhibitor and the first of Karyopharm's Selective Inhibitor of Nuclear Export (SINE) compounds for the treatment of cancer. XPOVIO functions by selectively binding to and inhibiting the nuclear export protein XPO1. XPOVIO is approved in the U.S. and marketed by Karyopharm in multiple oncology indications, including: (i) in combination with VELCADE® (bortezomib) and dexamethasone (XVd) in adult patients with multiple myeloma after at least one prior therapy; (ii) in combination with dexamethasone in adult patients with heavily pre-treated multiple myeloma; and (iii) under accelerated approval in adult patients with diffuse large B-cell lymphoma (DLBCL), including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. XPOVIO® (also known as NEXPOVIO® in certain countries) has received regulatory approvals in various indications in a growing number of ex-U.S. territories and countries, including but not limited to the European Union, the United Kingdom, Mainland China, Taiwan, Hong Kong, Australia, South Korea, Singapore, Israel, and Canada. XPOVIO®/NEXPOVIO® is marketed in these respective ex-U.S. territories by Karyopharm's partners: Antengene, Menarini, Neopharm, and FORUS. Selinexor is also being investigated in several other mid- and late-stage clinical trials across multiple high unmet need cancer indications, including in endometrial cancer and myelofibrosis.

For more information about Karyopharm’s products or clinical trials, please contact the Medical Information department at: Tel: +1 (888) 209-9326; Email: medicalinformation@karyopharm.com

XPOVIO® (selinexor) is a prescription medicine approved:

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In combination with bortezomib and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy (XVd).
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In combination with dexamethasone for the treatment of adult patients with relapsed or refractory multiple myeloma who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti‐CD38 monoclonal antibody (Xd).

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For the treatment of adult patients with relapsed or refractory diffuse large B‐cell lymphoma (DLBCL), not otherwise specified, including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. This indication is approved under accelerated approval based on response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trial(s).

SELECT IMPORTANT SAFETY INFORMATION

Warnings and Precautions

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Thrombocytopenia: Monitor platelet counts throughout treatment. Manage with dose interruption and/or reduction and supportive care.
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Neutropenia: Monitor neutrophil counts throughout treatment. Manage with dose interruption and/or reduction and granulocyte colony‐stimulating factors.
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Gastrointestinal Toxicity: Nausea, vomiting, diarrhea, anorexia, and weight loss may occur. Provide antiemetic prophylaxis. Manage with dose interruption and/or reduction, antiemetics, and supportive care.
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Hyponatremia: Monitor serum sodium levels throughout treatment. Correct for concurrent hyperglycemia and high serum paraprotein levels. Manage with dose interruption, reduction, or discontinuation, and supportive care.
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Serious Infection: Monitor for infection and treat promptly.
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Neurological Toxicity: Advise patients to refrain from driving and engaging in hazardous occupations or activities until neurological toxicity resolves. Optimize hydration status and concomitant medications to avoid dizziness or mental status changes.
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Embryo‐Fetal Toxicity: Can cause fetal harm. Advise females of reproductive potential and males with a female partner of reproductive potential, of the potential risk to a fetus and use of effective contraception.
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Cataract: Cataracts may develop or progress. Treatment of cataracts usually requires surgical removal of the cataract.

Adverse Reactions

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The most common adverse reactions (≥20%) in patients with multiple myeloma who receive XVd are fatigue, nausea, decreased appetite, diarrhea, peripheral neuropathy, upper respiratory tract infection, decreased weight, cataract and vomiting. Grade 3‐4 laboratory abnormalities (≥10%) are thrombocytopenia, lymphopenia, hypophosphatemia, anemia, hyponatremia and neutropenia. In the BOSTON trial, fatal adverse reactions occurred in 6% of patients within 30 days of last treatment. Serious adverse reactions occurred in 52% of patients. Treatment discontinuation rate due to adverse reactions was 19%.

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The most common adverse reactions (≥20%) in patients with multiple myeloma who receive Xd are thrombocytopenia, fatigue, nausea, anemia, decreased appetite, decreased weight, diarrhea, vomiting, hyponatremia, neutropenia, leukopenia, constipation, dyspnea and upper respiratory tract infection. In the STORM trial, fatal adverse reactions occurred in 9% of patients. Serious adverse reactions occurred in 58% of patients. Treatment discontinuation rate due to adverse reactions was 27%.
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The most common adverse reactions (incidence ≥20%) in patients with DLBCL, excluding laboratory abnormalities, are fatigue, nausea, diarrhea, appetite decrease, weight decrease, constipation, vomiting, and pyrexia. Grade 3‐4 laboratory abnormalities (≥15%) are thrombocytopenia, lymphopenia, neutropenia, anemia, and hyponatremia. In the SADAL trial, fatal adverse reactions occurred in 3.7% of patients within 30 days, and 5% of patients within 60 days of last treatment; the most frequent fatal adverse reactions was infection (4.5% of patients). Serious adverse reactions occurred in 46% of patients; the most frequent serious adverse reaction was infection (21% of patients). Discontinuation due to adverse reactions occurred in 17% of patients.

Use In Specific Populations

Lactation: Advise not to breastfeed.

For additional product information, including full prescribing information, please visit www.XPOVIO.com.

To report SUSPECTED ADVERSE REACTIONS, contact Karyopharm Therapeutics Inc. at 1‐888‐209‐9326 or FDA at 1‐800‐FDA‐1088 or www.fda.gov/medwatch.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq: KPTI) is a commercial-stage pharmaceutical company whose dedication to pioneering novel cancer therapies is fueled by a belief in the extraordinary strength and courage of patients with cancer. Since its founding, Karyopharm has been an industry leader in oral compounds that address nuclear export dysregulation, a fundamental mechanism of oncogenesis. Karyopharm's lead compound and first-in-class, oral exportin 1 (XPO1) inhibitor, XPOVIO® (selinexor), is approved in the U.S. and marketed by the Company in three oncology indications. It has also received regulatory approvals in various indications in 50 ex-U.S. territories and countries, including Europe and the United Kingdom (as NEXPOVIO®) and China. Karyopharm has a focused pipeline targeting indications in multiple high unmet need cancers, including in multiple myeloma, endometrial cancer, myelofibrosis, and diffuse large B-cell lymphoma (DLBCL). For more information about our people, science and pipeline, please visit www.karyopharm.com, and follow us on LinkedIn and on X at @Karyopharm.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Karyopharm's guidance on its 2025 total revenue, 2025 U.S. net product revenue and 2025 R&D and SG&A expenses; expected cash runway and liquidity; Karyopharm’s exploration of strategic alternatives and financing transactions; expectations with respect to commercialization efforts; the ability of selinexor to treat patients with multiple myeloma, endometrial cancer, myelofibrosis, diffuse large B-cell lymphoma and other diseases; and expectations with respect to the clinical development plans and potential regulatory submissions of selinexor. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm's control, that may cause actual events or results to differ materially from Karyopharm's current expectations. For example, there can be no guarantee that Karyopharm will successfully commercialize XPOVIO or that any of Karyopharm's drug candidates, including selinexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm's drug candidates will continue. Further, there can be no guarantee that any positive developments in the development or commercialization of Karyopharm's drug candidate portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of Karyopharm's drug candidates that receive regulatory approval; the ability to obtain and retain regulatory approval of XPOVIO or any of Karyopharm's drug candidates that receive regulatory approval; Karyopharm's results of clinical trials and preclinical trials, including subsequent analysis of existing data and new data received from ongoing and future trials; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical trials; the ability of Karyopharm or its third party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; Karyopharm's ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; substantial doubt exists regarding Karyopharm's ability to continue as a going concern; development or regulatory approval of drug candidates by Karyopharm's competitors for products or product candidates in which Karyopharm is currently commercializing or developing; the direct or indirect impact of the COVID-19 pandemic or any future pandemic on Karyopharm's business, results of operations and financial condition; and Karyopharm's ability to obtain, maintain and enforce patent and other intellectual property protection for any of its products or product candidates. These and other risks are described under the caption "Risk Factors" in Karyopharm's Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which was filed with the Securities and Exchange Commission (SEC) on May 12, 2025, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

XPOVIO® and NEXPOVIO® are registered trademarks of Karyopharm Therapeutics Inc.

CONTACT:

Brendan Strong

Senior Vice President, Investor Relations and Corporate Communications

617.762.2661

brendan.strong@karyopharm.com

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Product revenue, net	$29,681	$28,032	$50,735	$54,038
License and other revenue	8,248	14,754	17,209	21,874
Total revenue	37,929	42,786	67,944	75,912
Operating expenses:
Cost of sales	1,051	1,465	2,352	3,376
Research and development	32,788	38,371	67,406	73,796
Selling, general and administrative	28,477	31,070	55,829	60,619
Total operating expenses	62,316	70,906	125,587	137,791
Loss from operations	(24,387)	(28,120)	(57,643)	(61,879)
Other income (expense):
Interest income	613	1,930	1,613	4,086
Interest expense	(11,228)	(8,949)	(22,222)	(14,833)
Gain on extinguishment of debt	—	44,702	—	44,702
Other (expense) income, net	(2,210)	14,296	17,614	14,492
Total other income (expense), net	(12,825)	51,979	(2,995)	48,447
(Loss) income before income taxes	(37,212)	23,859	(60,638)	(13,432)
Income tax provision	(40)	(67)	(76)	(138)
Net (loss) income	$(37,252)	$23,792	$(60,714)	$(13,570)
Basic net (loss) income per share	$(4.32)	$2.26	$(7.11)	$(1.72)
Diluted net loss per share	$(4.32)	$(2.97)	$(7.11)	$(7.16)
Weighted-average number of common shares outstanding used to compute basic net (loss) income per share	8,620	8,069	8,545	7,884
Weighted-average number of common shares outstanding used to compute diluted net loss per share	8,620	10,295	8,545	8,472

All share amounts and per share amounts in this press release have been adjusted to reflect a 1-for-15 reverse split of our common stock, which we effected on February 25, 2025.

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	June 30, 2025	December 31, 2024
Assets
Cash, cash equivalents and investments	$51,697	$108,712
Restricted cash	350	338
Accounts receivable	32,932	30,766
Other assets	19,900	24,602
Total assets	$104,879	$164,418
Liabilities and stockholders’ deficit
Convertible senior notes due 2025	$24,484	$24,426
Convertible senior notes due 2029	62,684	68,345
Senior secured term loan	95,816	94,603
Deferred royalty obligation	73,499	73,499
Other liabilities	87,322	89,562
Total liabilities	343,805	350,435
Total stockholders’ deficit	(238,926)	(186,017)
Total liabilities and stockholders’ deficit; 8,647 and 8,413 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	$104,879	$164,418